VUANCE LTD. ("Vuance")

1 Ha’Ma’alit St., Ha’Sharon Industrial Park, Qadima, Israel

PROXY STATEMENT

SPECIAL GENERAL MEETING OF SHAREHOLDERS

November 11, 2008

        We invite you to attend Vuance’s Special General Meeting of Shareholders (the “Meeting”). The Meeting will be held on December 21, 2008, at 15:00 (Israel time), at Vuance’s principal offices at 1 HaMa’alit St., Ha’Sharon Industrial Park, Qadima, Israel.

        We are sending you this Proxy Statement because you hold Ordinary Shares of Vuance. Our Board of Directors (the “Board”) is asking that you sign and send in your proxy card, attached to this Proxy Statement, in order to vote at the Meeting or at any adjournment of the Meeting.

Agenda

        The only item on the agenda of the Meeting is a temporary change in the terms of service and engagement of our non-external directors, which includes:

(1)	Issuance of options to such directors in lieu of cash payment;
(2)	Changing certain terms of options held by such directors.

How You Can Vote

        You can vote your shares by attending the Meeting or by completing, signing and returning a proxy card. Attached is the proxy card for the Meeting that is being solicited by our Board. Please follow the instructions on the proxy card. You may change your mind and cancel your proxy card by sending us written notice, by signing and returning a proxy card with a later date, or by voting in person or by proxy at the Meeting. We will not be able to count a proxy card unless we receive it at our principal offices at the above address, or our registrar and transfer agent receives it, not less than seventy-two (72) hours prior to the time set for the Meeting. If you sign and return the enclosed proxy card, your shares will be voted in favor of the proposed resolution, whether or not you specifically indicate a “for” vote, unless you clearly vote "against" or "abstain" in respect of a specific resolution.

Who Can Vote

        You are entitled to receive notice of the Meeting and to vote at the Meeting if you were a shareholder of record at the close of business on November 19, 2008. You are also entitled to vote at the meeting if you held Ordinary Shares through a bank, broker or other nominee, which was one of our shareholders of record at the close of business on November 19, 2008, or which appeared in the participant listing of a securities depository on that date. We are mailing the proxy cards to our shareholders on or about November 19, 2008, and we will solicit proxies primarily by mail. The original solicitation of proxies by mail may be further supplemented by solicitation by telephone, mail, email and other means by certain of our officers, directors, employees and agents, but they will not receive additional compensation for these services. We will bear the cost of the solicitation of the proxy cards, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of Ordinary Shares.

Quorum and Required Vote

        On November 3, 2008, we had 5,258,099 outstanding Ordinary Shares. Each Ordinary Share is entitled to one vote upon each of the matters to be presented at the Meeting. Under our Articles of Association, the Meeting will be convened properly if at least two shareholders attend the meeting in person or sign and return proxies, provided that they hold shares representing more than 33.333% of our voting power. This is known as a quorum. If within one-half (1/2) hour from the time set for the Meeting a quorum is not present, the Meeting will be adjourned to the same day, time and place in the next week.

Under Israeli law, broker non-votes and abstentions will be counted toward the required quorum, but will then have no effect on whether the requisite vote is obtained (that is, they will not be counted as voting for or against the proposals).

Our Board unanimously recommends that you vote “FOR” the following proposal under Items 1.

ITEM 1 - AMENDMENT OF TERMS OF SERVICE AND ENGAGEMENT OF OUR NON-EXTERNAL DIRECTORS

        We have decided that a cost cutting plan should be implemented, aiming at reducing our cash burning rate.

As part of such plan, which was approved by our board of directors (the "Board") on October 27, 2008, we have offered to our employees, to our non-external directors and to certain of our suppliers to join a temporary arrangement pursuant to which the remuneration payable to the employees, to the non-external directors and certain suppliers who join the arrangement shall be paid in fully vested options to purchase shares of Vuance instead of in cash, and the terms of all outstanding options, if any, held by the participants on said date, shall be amended, all as more fully set forth in the below proposal.

All of our non-external directors, namely Eli Rozen, Avi Landman and Jaime Shulman, have agreed to join the arrangement effective as of October 1, 2008.

Under the Israeli Companies Law, 1999, amendment of the terms of service and engagement of directors requires the approval of the audit committee, the board of directors and the general meeting of shareholders. Our Audit Committee and Board have already approved the arrangement.

We are proposing to adopt the following resolution with regard to our non-external directors:

        “RESOLVED, to enter with each of Mr. Eli Rozen, Mr. Avi Landman and Mr Jaime Shulman (the "Participants") into an arrangement (the "Arrangement") pursuant to which:

1.
The remuneration payable by Vuance to each Participant in respect of the Arrangement Period (as defined in clause 5 below) shall not be paid in cash, but rather in fully vested options to purchase ordinary shares of Vuance ("Ordinary Shares") to be granted under, and governed by, Vuance's 2003 Stock Option Plan.

2.	The exercise price of the each option shall be equal to the nominal value of its underlying Ordinary Share, i.e., NIS 0.0588235.
3.	Each option shall be exercisable during a period of ten (10) years after the grant of the option.
4.
The grant of the options and calculation of the number of options issuable to each Participant shall be made monthly, in arrear, by dividing (a) the net cash remuneration to which such Participant would have been entitled to receive from Vuance in respect of the month in question had he not joined the Arrangement, by (b) the closing price of the Ordinary Share on the last trading day of such month, as reported by the Wall Street Journal.

5.
The Arrangement shall be in force for a minimum period of three month, commencing as of October 1, 2008, with an option to Vuance to extend it from time to time for additional consecutive periods of up to twelve (12) months in the aggregate (the "Arrangement Period").

6.
(a) all options held by the Participants on October 27, 2008, shall be re-priced so that the exercise price thereof shall be $1.1 (the closing price of the Ordinary Share on said date), and (b) all such options with an expiration date prior to October 27, 2013, shall nonetheless be exercisable until October 27, 2013. "

        The affirmative vote of a majority of the Ordinary Shares voting on this proposal in person or by proxy is required to elect the individuals named above as directors.

By Order of the Board of Directors. ELI ROZEN Chairman of the Board of Directors

Dated: November 11, 2008

Vuance Ltd.

A Proxy pursuant to the Companies Regulations (Voting in Writing and Position Notices), 5766-2005

Part 2

Name of company:	Vuance Ltd.
Mailing address:	Ha’Sharon Industrial Park, P.O.B. 5039, Qadima 60920, Israel
Company’s registry number:	52-004407-4
Date of general meeting:	December 21 , 2008
Type of general meeting:	Special
Record Date:	November 19, 2008

Shareholder’s details
Name:
ID number:
If the shareholder is not an Israeli citizen:
Passport number:
Date of issuance of passport:
Date of expiration of passport:
If the shareholder is a corporation:
Registry number:
Incorporation state:

Manner of Vote

Resolution Number	Vote [1]			Do you have personal interest in the resolution?[2]
	For	Against	Abstain	No	Yes*
1

Date	Signature

* Please elaborate on the next page
1 If this section will not be signed, you will be deemed as if you have signed "Abstained".
2 A shareholder who will not fill in this column, or who will mark "Yes" and not elaborate, his vote will not be counted.

Shareholders holding shares through a Stock Exchange Member ((חבר בורסה (according to section 177(1) of the Companies Law) - this proxy will be valid only if an ownership authorization is attached, except when the voting is via the Internet.

Shareholders registered in the Shareholders Registry - the proxy will be valid if a copy of ID/Passport/Certificate of Incorporation is attached.

Additional Details
Following are details concerning my having a personal interest in the resolution: